KRONOS WORLDWIDE ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER OF 2012

DALLAS, TEXAS…October 1, 2012…Kronos Worldwide, Inc. (NYSE:  KRO) today announced it is exploring the possibility of opportunistically accessing the debt capital markets and that it expects to report net sales for the third quarter of 2012 of between $480 million to $495 million compared to net sales of $548.0 million as reported in the third quarter of 2011.  The expected decrease in net sales is due primarily to lower sales volumes, offset in part by higher average TiO2 selling prices.  The Company also expects to report segment profit in the third quarter of 2012 of between $35 million to $40 million, compared to segment profit of $159.2 million reported in the third quarter of 2011.  The expected decrease in segment profit is due primarily to the negative effects of lower sales and production volumes and higher feedstock ore costs, offset in part by higher TiO2 average selling prices. The expected decline in segment profit in the third quarter of 2012 reflects the adverse impact of an estimated $28 million of unabsorbed fixed overhead costs charged directly to cost of sales as a result of lower production volumes as discussed below. Adjusted EBITDA (EBITDA excluding unabsorbed fixed overhead costs) is expected to be approximately $73 million to $78 million. Due primarily to the lower expected segment profit, net income in the third quarter of 2012 is expected to range between $30 million and $34 million, or $.26 to $.29 per diluted share, compared to net income of $85.9 million, or $.74 per diluted share, in the third quarter of 2011. Net income in the third quarter of 2012 is expected to be favorably impacted by a decrease in the effective tax rate due to a reduction in the annual effective income tax rate expected for 2012 associated with a change in the anticipated mix of taxable earnings.

The Company continues to maintain a strong balance sheet and significant liquidity, and currently estimates it will report current assets at September 30, 2012 of approximately $1.1 billion, including cash and equivalents of approximately $150 million, receivables of approximately $320 million and inventories of approximately $590 million, and report current liabilities of approximately $320 million, including current maturities of long-term debt of $22 million with the remainder trade payables, income taxes and accruals. Net debt at September 30, 2012 is expected to be approximately $290 million, with total cash and borrowing availability under revolving credit facilities of approximately $360 million, including a recently completed renewal of the Company’s European Credit facility that extends the maturity to September 27, 2017 and expands the maximum borrowing under the facility to €120 million.

The decrease in sales and production volumes have been experienced throughout the TiO2 industry, as the majority of TiO2 producers and consumers have been undertaking inventory correction initiatives in response to continued global economic weakness and uncertainty and to align production levels and inventories to current and anticipated near-term demand levels for TiO2 products. Industry indications are that ample feedstock ore supplies exist and that ore costs have begun to stabilize and decline. Based on information from industry sources and our own estimates, we believe as a result of the TiO2 inventory correction efforts that customers’ inventory levels are substantially depleted and producers’ inventories are declining. With the constraints and high capital costs associated with adding significant new production capacity, especially for the premium grades of TiO2 products manufactured through the chloride process, we believe increased and sustained profit margins will be necessary to financially justify the major expansions of TiO2 production capacity required to meet future increased demand.  Given the lead time involved with such expansions, we expect a prolonged shortage of TiO2 products will develop as economic conditions improve and demand levels increase. Consequently, although there will continue to be intermittent periods of availability and shortage of TiO2 products in the near-term, we expect demand for our TiO2 products will increase significantly as customers restock and economic conditions improve in the various regions of the world.

The preliminary results for the Company’s third quarter 2012 financial results presented herein are based on management’s current estimates and analysis for the quarter ended September 30, 2012,  and are subject to the completion of our financial closing procedures (including the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).  Those procedures have just been commenced and are not yet completed.  Accordingly, once our financial closing procedures are completed, the expected financial results reflected in our preliminary results may change and those changes may be material. There can be no assurance the Company will be successful in its efforts to opportunistically access the debt capital markets.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in raw material and other operating costs (such as energy costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation or solvency of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.